Exhibit 99.3

31 May 2018

Rules of the Verisk UK Sharesave Plan

Adopted by the Board on	8 June 2018
Expiry Date	8 June 2028

Notice of adoption of Plan given to HM Revenue and Customs on or prior to 30 September 2018

1	INTERPRETATION

1.1	In these Rules (unless the context otherwise requires) the following words and expressions shall have the following meanings:

“AIM”	the Alternative Investment Market operated by the London Stock Exchange plc;

“Associated Company”	any company that is an “associated company” of the Company as defined in paragraph 47 of Schedule 3 of ITEPA;

“Board”	the board of directors for the time being of the Company or a duly authorised committee thereof at which a quorum is present;

“Bonus Date”	means the earliest date on which the bonus is payable under the relevant Savings Contract;

“Closed Period”	has the meaning given in the Market Abuse Regulation;

“Company”	Verisk Analytics, Inc incorporated in Delaware with Securities and Exchange Commission file number 001-34480 and IRS employer identification number 26-2994223 and whose registered address is 545 Washington Boulevard, Jersey City, NJ 07310-1686;

“Constituent Company”	any of the following: (a) the Company; and (b) any Eligible Company specified by the Board (at the relevant time) to be a Constituent Company;

“Control”	has the meaning given to it by section 719 ITEPA and “Controlled” shall be interpreted accordingly;

“Date of Grant”	the date on which an Option was or is to be granted;

“Date of Invitation”	the date on which the Grantor invites applications for Options;

“Dealing Day”	a day on which the Recognised Exchange on which Shares are Listed or traded is open for business;

“Eligible Company”	the Company and any company Controlled by the Company;

“Eligible Employee”

any individual who satisfies the following conditions:

(a)   is an employee of a Constituent Company or a full time director of a Constituent Company (being a director required to work at least 25 hours per week excluding meal breaks);

(b)   has such period of continuous employment as the Board may determine (not to exceed five years ending on the Date of Grant or such other maximum period as may be specified in paragraph 6(2) of Schedule 3 of ITEPA); and

(c)   earns from his office or employment general earnings to which Section 15 of ITEPA applies;

and any other employee or director of a Constituent Company who is nominated to participate by the Board;

“Grantor”	the person who has granted or intends to grant an Option, being the Board or any other person who has confirmed to the Company that it will comply with the terms of this Plan;

“HMRC”	HM Revenue and Customs;

“ITEPA”	the Income Tax (Earnings and Pensions) Act 2003;

“Listed”	means that the Company’s shares are admitted to or traded on a Recognised Exchange;

“Listing Rules”	the regulations applicable to the Company issued by any Recognised Exchange, including but not limited to the Listing Rules issued by the United Kingdom Listing Authority (or its successor body) and any regulations issued by the NASDAQ Global Select Market, as in force from time to time;

“Market Abuse Regulation”	Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse;

“Market Value”

in relation to a Share on any day:

(a)   if the Shares are traded on a Recognised Exchange (other than AIM):

(i) the closing market quotation for a Share on that Recognised Exchange on the Dealing Day immediately preceding that day; or

(ii)  the average of the closing market quotations for a Share on that Recognised Exchange on the five Dealing Days immediately preceding that day.

if the Shares are not traded on a Recognised Exchange, including if the Shares are traded on AIM, the market value of a Share as determined by the Board in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992, as agreed with HMRC Share and Asset Valuations;

“Maximum Contribution”

the lesser of:

(a)   £500 or such other maximum monthly contribution as may be permitted pursuant to paragraph 25(3) of Schedule 3 of ITEPA; or

(b)   such maximum monthly contribution as may be determined from time to time by the Grantor;

“Minimum Contribution”	£5 or such other minimum monthly contribution as may be determined from time to time by the Grantor but not exceeding the amount permitted pursuant to paragraph 25(3) of Schedule 3 of ITEPA;

“Monthly Contribution”	monthly contributions (or monthly equivalent if paid weekly, bi-weekly or four-weekly) agreed to be paid by an Option Holder under his Savings Contract;

“Option”	a right to acquire Shares granted under this Plan that has neither lapsed nor been fully exercised;

“Option Certificate”	a certificate setting out the terms of an Option;

“Option Holder”	a person who holds an Option or (where the context admits) their duly appointed personal representatives;

“Option Price”

the price determined by the Grantor at the Date of Grant at which each Share may be acquired on the exercise of an Option, that must not be less than:

(a)   eighty per cent (80%) of the Market Value of a Share on the Date of Invitation (and for these purposes the Market Value of Shares that are subject to a Restriction shall be determined as if they were not subject to a Restriction); and

(b)   the nominal value of the Shares (if the exercise of the Option shall be satisfied by subscription for newly issued Shares)

or such other price as may result from an adjustment pursuant to Rule 7.8 or Rule 7.11. For the avoidance of doubt, the Option Price may be expressed in a currency other than sterling;

“Personal Data”	has the meaning it bears for the purposes of the Data Protection Act 1998 and any subsequent amendment, re-enactment, consolidation or replacement thereof or implementing legislation, including General Data Protection Regulation 2016;

“Plan”	this Verisk UK Sharesave Plan constituted and governed by the Rules as amended from time to time;

“Recognised Exchange”	a recognised stock exchange within the meaning of section 1005 of the Income Tax Act 2007 or a recognised investment exchange within the meaning of the Financial Services and Markets Act 2000 (and, for the avoidance of doubt, this will include the NASDAQ Global Select Market unless otherwise stated);

“Restriction”	in relation to shares, has the meaning set out in paragraph 48(3) of Schedule 3 of ITEPA;

“Rules”	these rules of the Plan as amended from time to time and “Rule” shall be construed accordingly;

“Savings Contract”	a savings contract under a certified SAYE savings arrangement (as defined in section 703 of the Income Tax (Trading and Other Income) Act 2005) which has been approved by HMRC for the purposes of Schedule 3 of ITEPA; and

“Share”	common stock of $0.001 each of the Company which meets the requirements of paragraphs 18 to 20 inclusive and 22 (subject to paragraph 37(6B)) of Schedule 3 of ITEPA.

1.2	In these Rules, except insofar as the context otherwise requires:

(a)	words denoting the singular shall include the plural and vice versa and words importing a gender shall include every gender and references to a person shall include bodies corporate and unincorporated and vice versa;

(b)	rule headings are inserted for convenience only and are to be ignored in construing these Rules;

(c)	references in these Rules to any statute shall be deemed to include every modification, amendment, extension and/or re-enactment by statute or sub-ordinate legislation for the time being in force and shall include any orders, regulations, instruments or other sub-ordinate legislation made under the relevant statute; and

(d)	words shall have the same meanings as in ITEPA unless the context otherwise requires.

2	INVITATIONS AND APPLICATIONS FOR OPTIONS

Invitations to Apply for Options

2.1	The Grantor may invite applications from Eligible Employees to apply for Options at any time or times provided that invitations to apply for Options must not be issued at any time if it would be unlawful, or in breach of the Market Abuse Regulation or any other regulation or guidance with which the Company complies.

2.2	Any invitation to apply for Options shall be sent in writing or in electronic format to all Eligible Employees and shall include details of:

(a)	the minimum qualifying period of service, if any, with a Constituent Company, for the purposes of determining who will be an Eligible Employee, which shall not be longer than five years ending with the Date of Grant (or such other maximum period specified in paragraph 6(2)(b) of Schedule 3 of ITEPA);

(b)	the Option Price or how it is to be calculated;

(c)	the Minimum Contribution and Maximum Contribution that may be paid;

(d)	the date on which the first Monthly Contribution will be made;

(e)	whether the Eligible Employee must enter into a three year or five year Savings Contract (or such other standard periods as may then be available under HM Treasury specification for Savings Contracts), or whether the Eligible Employee may elect for either a three or five year Savings Contract (or other standard period then available);

(f)	whether the repayment under the Savings Contract is to be taken as including the five year bonus, the three year bonus, or no bonus;

(g)	whether any of the Shares may be subject to restrictions within the meaning of paragraph 28(5) of Schedule 3 of ITEPA and, if so, the details of such restriction(s);

(h)	the form of application for an Option and a Savings Contract, and the date by which applications for an Option must be received (being not less than 14 days nor more than 21 days after the date on which the Grantor invites applications).

The Grantor may also determine and include in the invitations details of the maximum number of Shares over which Options may be granted as a result of the current invitations.

Application for Options

2.3	Each Eligible Employee may, not later than the deadline for receipt of applications, apply for an Option by delivery of a duly completed application for an Option. An application for an Option by an Eligible Employee shall be in writing or in electronic format and in such form as the Grantor may from time to time prescribe, shall include the Eligible Employee’s agreement to be bound by the Rules of the Plan and shall require the applicant to state:

(a)	the Monthly Contributions (being a multiple of £1 and not less than the Minimum Contribution or more than the Maximum Contribution) that he wishes to make under the Savings Contract;

(b)	that his proposed Monthly Contributions (when taken together with any monthly contributions he makes under any other Savings Contract) will not exceed the Maximum Contribution;

(c)	whether the Eligible Employee elects for a three or five year Savings Contract (if such election is available); and

(d)	authorise the Company to deduct the appropriate Monthly Contribution from his pay and pay those deductions to the Savings Contract provider.

2.4	An application for an Option by an Eligible Employee shall incorporate or be accompanied by a completed Savings Contract application form.

2.5	Each application for an Option shall provide that, in the event of excess applications, the application shall be deemed to have been modified or withdrawn in accordance with the steps taken by the Grantor to scale down applications pursuant to Rule 3 (Scaling Down) and shall authorise the Board to take such action as may be necessary to give effect to such modification or withdrawal.

2.6	Proposals for a Savings Contract shall be limited to such building society or bank as the Grantor may designate.

2.7	Each application shall be deemed to be for an Option over the largest whole number of Shares which can be acquired at the Option Price with the expected repayment under the relevant Savings Contract at the appropriate Bonus Date (including where appropriate any relevant bonus).

Multiple Applications

2.8	Eligible Employees may apply for more than one Option in response to any invitation. However, where an Eligible Employee applies for more than one Option, he shall be deemed for the purposes of Rule 3 (Scaling Down) to have applied for a single Option.

3	SCALING DOWN

Process for Scaling Down

3.1	If valid applications are received for a total number of Shares that exceeds the maximum number of Shares determined by the Grantor pursuant to Rule 2.2 or the limits under Rule 4.4 (Plan Limits), the Grantor shall scale down applications by taking in its absolute discretion any of the steps in Rule 3.2 and amending the Savings Contracts accordingly until the total number of Shares applied for no longer exceeds the maximum number of Shares available. In reducing the number of Shares applied for, any adjustments shall ensure that an Eligible Employee’s Monthly Contribution remains a multiple of £1.

3.2	Subject to Rule 3.3, the following steps for scaling down applications shall be considered in turn. Scaling down must be done by the first of the methods that will ensure the limit is not exceeded:

(a)	each election for any bonus to be included will instead be treated as an election for no bonus to be included;

(b)	each election for the five year Savings Contract will be treated as an election for the three year Savings Contract;

(c)	the proposed Monthly Contributions shall be reduced pro rata to the excess over such amount as the Grantor shall determine, being not less than £5;

(d)	so far as is necessary once the other steps have been taken, applications shall be selected by lot, based on a Monthly Contribution of the Minimum Contribution and the inclusion of no bonus.

3.3	If the Board so determines, applications may be adjusted in any other manner acceptable to HMRC.

3.4	If applications are scaled down pursuant to Rule 3.1, each Eligible Employee shall, as soon as is reasonably practicable, be notified that an adjustment has been made and of the number of Shares over which his Option is to be granted and the rate of contribution under the related Savings Contract. Each application shall be deemed to be modified or withdrawn accordingly.

Cancellation of Offer

3.5	If the number of Shares available is insufficient to enable an Option based on Monthly Contributions of £5 a month to be granted to each Eligible Employee making a valid application, the Grantor may, as an alternative to selecting by lot, determine in its absolute discretion that no Options shall be granted.

Extension of Invitation Period

3.6	If, in applying the scaling down provisions contained in this Rule 3, Options cannot be granted within the 30 day period referred to in Rule 4.1 below, the Board may extend that period by 12 days.

4	GRANT OF OPTIONS

Grant Date

4.1	Subject to the remaining provisions of this Rule 4, not more than 30 days (or such longer period as is permitted by Rule 3.6) following the earliest Dealing Day by reference to which the Market Value of the Shares was determined for the purposes of calculating the Option Price (or where the Shares are not listed, following the earliest date by reference to which the Market Value was determined for the purpose of setting the Option Price), the Grantor shall grant an Option to each Eligible Employee who has submitted a valid application. The Option shall:

(a)	where the Option Price is denominated in sterling, be granted in respect of the largest whole number of Shares which can be acquired at the Option Price with the expected repayment under the relevant Savings Contract at the appropriate Bonus Date (including where appropriate any relevant interest and bonus); or

(b)	where the Option Price is denominated in a currency other than sterling, be granted in respect of the largest number of whole Shares which can be acquired at the Option Price with the repayment under the relevant Savings Contract at the appropriate Bonus Date (including where appropriate any relevant interest and bonus) once the repayment amount has been converted into the appropriate foreign currency at the relevant exchange rate at the date of exercise.

No payment shall be required for the grant of an Option.

Prohibition on Grant of Options

4.2	Options may only be granted at a time when the grant is not prohibited by, or in breach of, the Market Abuse Regulation, any law, regulation with the force of law, the Listing Rules, or any non-statutory set of guidelines or code that applies to the Company or with which it wishes to comply including but not limited to the Company’s own internal share dealing code (if any) from time to time.

4.3	No Option shall be granted to any person if at the Date of Grant the Plan does not meet the requirements of Schedule 3 of ITEPA.

Plan Limits

4.4	The number of Shares in respect of which Options are granted under the Plan shall be limited and the Options shall take effect to the extent that immediately following any grant of Options the aggregate of the number of Shares which have been or remain to be issued on the exercise of the Options will not exceed such number of Shares as may be determined by resolution of the Board. As part of that resolution the Board may also determine the maximum number of Shares in respect of which Options may be granted pursuant to invitations made in any 12 month period.

4.5	For the purposes of determining the relevant number of Shares which have been or remain to be issued on the exercise of Options pursuant to Rule 4.4, Shares which have been the subject of awards which have lapsed, been cancelled, renounced or deemed never to have been granted shall be excluded

4.6	Where more than one Option is granted on the same day, Rule 4.4 shall apply to all Options granted on that day on a pro rata basis (so as to scale down the number of Shares comprised in each Option, rounded to a whole number of Shares as determined by the Board).

Persons to whom Options may not be Granted

4.7	No Option shall be granted to any person if at the Date of Grant that person has ceased to be an Eligible Employee.

Limit on Contributions

4.8	No Eligible Employee shall be granted an Option to the extent it would at the Date of Grant cause the aggregate amount of the Eligible Employee’s monthly contributions under any Savings Contracts to exceed the Maximum Contribution.

Issue of Option Certificate

4.9	As soon as practicable after the Date of Grant, the Company shall issue to each Option Holder an Option Certificate in such form (consistent with the provisions of the Plan) as the Grantor may prescribe. Each Option Certificate shall specify the Date of Grant of the Option, the number and class of Shares in respect of which the Option is granted, the Bonus Date, the Option Price, whether or not the Shares which may be acquired on exercise of the Option are subject to any Restrictions, and if so the details of those Restrictions and shall otherwise be in such form as the Board may from time to time determine.

Non-Transferability of Option

4.10	Except as otherwise provided in these Rules, every Option shall be personal to the Option Holder to whom it is granted and shall not be transferred, assigned or charged. On the death of an Option Holder, an Option shall be capable of being exercised by the Option Holder’s legal personal representatives in accordance with the Rules. If an Option Holder does or suffers any act or thing whereby he would be deprived of the legal or beneficial ownership of an Option, his Option shall immediately lapse.

5	EXERCISE OF OPTION

No Exercise before Bonus Date

5.1	Save as provided in Rules 5.5 (Death), 5.6 (Termination of Employment) and 7 (Corporate Transactions), an Option may not be exercised earlier than the Bonus Date under the relevant Savings Contract.

No Exercise more than 6 months after Bonus Date

5.2	Save as provided in Rule 5.5 (Death), an Option may not be exercised later than six months after the Bonus Date under the relevant Savings Contract.

Partial Exercise

5.3	An Option may be exercised in whole or in part. However, if such partial exercise occurs the unexercised part shall lapse at the date of exercise.

Employment Requirement

5.4	Subject to Rules 5.5 (Death), 5.6 (Termination of Employment) and 7 (Corporate Transactions), an Option may only be exercised by an Option Holder whilst he is a director or employee of an Associated Company.

Death of Option Holder

5.5	An Option may be exercised by the personal representatives of a deceased Option Holder at any time:

(a)	within 12 months following the date of his death if such death occurs before the Bonus Date; or

(b)	within 12 months following the Bonus Date in the event of his death on or within 6 months after the Bonus Date.

Termination of Employment

5.6	Subject to Rule 5.2 (No Exercise more than 6 months after Bonus Date), an Option may be exercised by an Option Holder within six months following the date on which he ceases to be an Eligible Employee by reason of:

(a)	injury or disability (evidenced to the satisfaction of the Grantor);

(b)	redundancy within the meaning of the Employment Rights Act 1996;

(c)	retirement (and the Board may require such evidence as is reasonable to validate that the Option Holder is ceasing to be an Eligible Employee due to retirement);

(d)	a relevant transfer within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006;

(e)	the company by which the Option Holder is employed ceasing to be an Associated Company by reason of a change of control (as determined in accordance with sections 450 and 451 of the Corporation Tax Act 2010);

(f)	the transfer of the business or part of the business by which the Option Holder is employed to a person who is not an Associated Company where the transfer is not a relevant transfer within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006; or

(g)	(if the cessation of employment is more than three years after the Date of Grant) any other reason save for dismissal for fraud or any act or omission amounting to misconduct.

5.7	No person shall be treated for the purposes of these Rules as ceasing to be an Eligible Employee until that person ceases to hold any office or employment in the Company or any Associated Company.

Employment by Associated Company

5.8	If at the Bonus Date the Option Holder holds an office or employment in a company which is not a Constituent Company but which is an Associated Company, the Option Holder’s Option may be exercised at any time within six months of the Bonus Date.

Exercise by Option Holders subject to US taxation

5.9	An Option Holder who is subject to taxation in the USA (or their personal representatives) and who wishes to exercise an Option under any Rule of this Plan must do so in the period ending on the 15th day of the third month following the end of the taxable year in which the Option first becomes exercisable, if that day falls before the date on which the relevant exercise period would otherwise end under these Rules. For these purposes “taxable year” shall be either:

(a)	the calendar year; or

(b)	if it ends later than the relevant calendar year, the 12 month period for which the company that employs the Option Holder is obliged to pay tax.

Prohibition on Exercise of Options

5.10	Notwithstanding any other provision of these Rules, an Option may not be exercised at any time when the exercise of the Option is prohibited by, or would be in breach of, the Market Abuse Regulation, any law, regulation with the force of law, the Listing Rules, or any non-statutory set of guidelines or code that applies to the Company or with which it wishes to comply, including but not limited to, the Company’s own internal share dealing code (if any) from time to time.

6	LAPSE OF OPTION

6.1	An Option shall cease to be exercisable and shall lapse on the earliest of the following:

(a)	if the provider refuses to accept the Option Holder’s application for a Savings Contract;

(b)	if, before an Option has become capable of being exercised, the Option Holder:

(i)	gives notice that he intends to stop paying Monthly Contributions;

(ii)	is deemed under the terms of the Savings Contract to have given such notice;

(iii)	misses more than six monthly contributions, or on or after 1 September 2018, misses twelve monthly contributions, or in either case misses such other maximum number of monthly contributions permitted by HMRC; or

(iv)	makes an application for repayment of the Monthly Contributions;

(c)	subject to Rule 6.1(d), six months after the Bonus Date;

(d)	where the Option Holder dies before the Bonus Date, 12 months after the date of death, or where the Option Holder dies on or in the period of six months after the Bonus Date, 12 months after the Bonus Date;

(e)	the expiry of any of the six month periods specified in Rule 5.6 (Termination of Employment) unless the Option remains exercisable pursuant to Rule 5.5 (Death) in which case it will lapse under Rule 6.1(d) above;

(f)	the expiry of any of the time limits for exercise as set out in Rule 7 (Corporate Transactions) unless the Option remains exercisable pursuant to Rule 5.5 (Death) in which case it will lapse under Rule 6.1(d);

(g)	the Option Holder ceasing to hold any office or employment with the Company or any Associated Company for any reason other than those specified in Rules 5.5 (Death) and 5.6 (Termination of Employment);

(h)	the passing of an effective resolution, or the making of an order by the Court, for the winding-up of the Company other than in accordance with Rule 7.5 (Voluntary Winding Up);

(i)	the Option Holder being adjudicated bankrupt or any voluntary arrangement or scheme being made in relation to his debts with his creditors or any section of them;

(j)	if, and to the extent that, the Option Holder surrenders all or any part of the Option;

(k)	if the Option Holder attempts to transfer, assign or charge the Option. For the avoidance of doubt, this Rule 6.1(k) shall not prevent the personal representative(s) of a deceased Option Holder exercising an Option to the extent permitted by these Rules; and

(l)	if before the Bonus Date, the Option Holder gives notice, or is deemed to have given notice, that he requires repayment of his Savings Contract other than as a result of the events specified in Rule 5.5 (Death), Rule 5.6 (Termination of Employment) or Rule 7 (Corporate Transactions).

7	CORPORATE TRANSACTIONS

General Offer

7.1	Subject to Rule 7.3 (Compulsory Acquisition) and Rule 7.8 (Exchange of Options) if any person acting alone or in concert with others obtains Control of the Company as a result of making either:

(a)	a general offer to acquire the whole of the issued ordinary share capital of the Company, which is made on a condition such that if it is met, the person making the offer will have Control of the Company; or

(b)	a general offer to acquire all the shares in the Company which are of the same class as the Shares.

(in either case disregarding any Shares already owned by the person making the offer or any person connected with that person for the purposes of section 718 of ITEPA and regardless of whether the general offer is made to different shareholders by different means), the Grantor shall notify Option Holders in writing as soon as practicable and, subject to Rule 5.2 (No Exercise more than 6 months after Bonus Date) and Rule 6 (Lapse), an Option may be exercised within six months of the date upon which the person making the offer obtains Control of the Company and any condition subject to which the offer is made has been satisfied (the “Relevant Date”).

Court sanctioned compromise or arrangement

7.2	If any court sanctions a compromise or arrangement under section 899 of the Companies Act 2006 applicable to or affecting:

(a)	all the ordinary share capital of the company or all the shares of the same class as the shares to which the option relates, or

(b)	all the shares, or all the shares of that same class, which are held by a class of shareholders identified otherwise than by reference to their employment or directorships or their participation in a plan that meets the requirements of Parts 2 to 7 of Schedule 3 of ITEPA, the Grantor shall notify all Option Holders as soon as practicable and (subject to Rules 7.8 (Exchange of Options), 5.2 (No Exercise more than 6 months after Bonus Date) and 6 (Lapse)), an Option may be exercised within six months of the date on which the court sanctions the compromise or arrangement (the “Relevant Date”).

Compulsory Acquisition

7.3	If any person becomes bound or entitled to acquire Shares under sections 979 to 982 or 983 to 985 of the Companies Act 2006, the Grantor shall notify all Option Holders following which (subject to Rules 7.8 (Exchange of Options), 5.2 (No Exercise more than 6 months after Bonus Date) and 6 (Lapse)), an Option may be exercised at any time during which the person remains so bound or entitled (the date on which the person becomes so bound or entitled being the “Relevant Date”).

Non-UK Company Reorganisation Arrangement

7.4	If a non-UK company reorganisation arrangement (as defined in paragraph 47A(1) of Schedule 3 of ITEPA) applicable to or affecting:

(a)	all of the ordinary share capital of the Company or all of the shares of the same class as the Shares to which the Options relate; or

(b)	all of the shares, or all of the shares of that same class, which are held by a class of shareholders identified otherwise than by reference to their employments or directorships or their participation in a Schedule 3 SAYE option scheme (as defined in paragraph 1 of Schedule 3 of ITEPA)

becomes binding on the shareholders covered by it, the Grantor shall notify all Option Holders and (subject to Rules 7.8 (Exchange of Options), 5.2 (No Exercise more than 6 months after Bonus Date) and 6 (Lapse)), an Option may be exercised within six months of the date on which the arrangement becomes binding on shareholders covered by it (the “Relevant Date”).

Voluntary Winding-Up

7.5	If the Company gives notice to its shareholders of a general meeting of the Company at which a resolution will be proposed for the voluntary liquidation of the Company, the Grantor shall notify Option Holders and, subject to Rule 5.2 (No Exercise more than 6 months after Bonus Date) and Rule 6 (Lapse), an Option may be exercised within six months of the date on which the resolution is passed.

Exercise within 20 days following or prior to Change of Control

7.6	If a person obtains control of the Company as a result of the events specified in Rules 7.1 to 7.4, and in consequence the Shares in the Company no longer meet the requirements of Part 4 of Schedule 3 of ITEPA, the Grantor shall notify Option Holders following which, subject to Rule 5.2 (No Exercise more than 6 months after Bonus Date) and Rule 6 (Lapse), an Option may be exercised in accordance with Rules 7.1 to 7.4 no later than 20 days (or such other period as may be specified by paragraph 37(6B) of Schedule 3 of ITEPA) after the change of control of the Company, notwithstanding that the Shares no longer meet the requirements of Part 4 of Schedule 3 of ITEPA.

7.7	If an event within Rules 7.1 to 7.4 is proposed, the Grantor may permit the Option Holders to exercise their Options within the period of 20 days (or such other period as may be specified by paragraph 37(6E) of Schedule 3 of ITEPA) ending with the Relevant Date under Rules 7.1 to 7.4 in which case:

(a)	the Option shall be treated as if it had been exercised in accordance with Rules 7.1 to 7.4; and

(b)	if the Option is exercised pursuant to Rule 7.8 in anticipation of a change of control of the Company as a result of the events specified in Rules 7.1 (General Offer), 7.2 (Court sanctioned compromise or arrangement), or 7.4 (Non-UK Company Reorganisation Arrangement), or a person becoming bound or entitled as mentioned in Rule 7.3 (Compulsory Acquisition) but the Relevant Date as set out in Rules 7.1 to 7.4 does not occur during the period of 20 days (or such other period as may be specified by paragraph 37(6F) of Schedule 3 of ITEPA) beginning with the date on which the Option is exercised, the exercise of the Option is to be treated as having had no effect.

Exchange of Options following Change of Control

7.8

If as a result of the events specified in Rules 7.1 (General Offer), 7.2 (Court sanctioned compromise or arrangement) or 7.4 (Non-UK Company Reorganisation Arrangement), a person has obtained Control of the Company, or if a person has become bound or entitled as mentioned in Rule 7.3 (Compulsory

Acquisition), the Option Holder may with the agreement of that other person (the “Acquiring Company”) release any Option that has not lapsed (the “Old Option”) at any time during the period set out in paragraph 38(3) of Schedule 3 of ITEPA in consideration of the grant of a new Option (the “New Option”) which satisfies the following conditions:

(a)	it is over shares in the Acquiring Company or in a company which has Control over the Acquiring Company which satisfy the conditions specified in paragraphs 18 to 22 inclusive of Schedule 3 of ITEPA;

(b)	is a right to acquire such number of shares as have on acquisition of the New Option an aggregate Market Value substantially the same as the aggregate Market Value of the Shares subject to the Old Option immediately prior to its release (and for these purposes the Market Value of shares subject to a restriction shall be determined as if they were not subject to the restriction) and for the purposes of this Rule 7.8, the Market Value shall be determined in accordance with paragraph 39 of Schedule 3 of ITEPA;

(c)	it has an Option Price per share such that the aggregate price payable on exercise in full of the New Option is substantially the same as the aggregate price which would have been payable on exercise in full of the Old Option; and

(d)	it is otherwise identical in terms to the Old Option.

7.9	The New Option shall for all other purposes of this Plan be treated as having been acquired at the same time as the Old Option and the Plan shall be construed in relation to the New Option as if references to the Company and to the Shares were references to the Acquiring Company (or as the case may be to the other company to whose shares the New Option relates) and to the shares in that company. However, references to a Constituent Company shall continue to be construed as if references to the Company were references to the original company that adopted this Plan.

7.10	Where in accordance with Rule 7.8, Old Options are released and New Options granted, the New Options shall not be exercisable in accordance with Rules 7.1 to 7.4 above by virtue of the event by reason of which the New Options were granted.

Variation of Capital

7.11	In the event of any variation in the share capital of the Company (whenever effected) by way of capitalisation or rights issue, or sub-division, consolidation or reduction, the Grantor may make such adjustments as it considers appropriate to:

(a)	the number of shares in respect of which any Option may be exercised, and/or

(b)	the Option Price;

provided that:

(i)	immediately after the adjustment, the aggregate Market Value of the shares which may be acquired on exercise of the Option and the aggregate Option Price payable on exercise of the Option in full is substantially the same as what it was immediately before the adjustment (and for these purposes the Market Value of Shares subject to a restriction should be determined as if they were not subject to the restriction);

(ii)	no adjustment shall be made if the adjustment would result in the requirements of Schedule 3 of ITEPA not being met in relation to the Option (so long as the Plan is intended to meet the requirements in Parts 2 to 7 of Schedule 3 of ITEPA); and

(iii)	if the Option is to subscribe for Shares issued by the Company the adjustment shall not reduce the Option Price below the nominal value of the Shares unless the Company is authorised to:

(i)	capitalise from the reserves of the Company a sum equal to the amount by which the aggregate nominal value of the Shares subject to the Option exceeds the aggregate Option Price (“the deficit”); and

(ii)	apply the amount referred to in (i) above in paying up each Share on exercise of the Option to the extent of the deficit by way of a capitalisation.

7.12	As soon as reasonably practicable after making any adjustment under Rule 7.11 above, the Grantor shall notify each Option Holder of the adjustment.

8	MANNER OF EXERCISE OF OPTIONS

Savings Contract

8.1	An Option may only be exercised during the periods specified in Rules 5 (Exercise of Options) and 7 (Corporate Transactions). An Option may only be exercised with monies not exceeding the amount of repayment (including any interest and bonus) due under the Savings Contract as at the date of such exercise and may not be exercised in respect of a greater number of Shares than the number which may be acquired with the sum obtained by way of repayment under the Savings Contract. For this purpose, no account shall be taken of any Monthly Contribution the due date of payment of which under the Savings Contract arises after the date of the repayment.

Exercise of Option where Option Price is denominated in a foreign currency

8.2	Where the Option Price is denominated in a currency other than sterling, the following provisions shall apply:

(a)	the amount of the repayment due under the Savings Contract (determined in accordance with Rule 8.1) shall be converted into the appropriate foreign currency at the relevant exchange rate applicable at the date of exercise;

(b)	the Option may be exercised in respect of the largest whole number of Shares which may be acquired at the Option Price with the amount of the repayment due under the Savings Contract, as converted into the appropriate foreign currency in accordance with Rule 8.2(a);

(c)	for the avoidance of doubt, the Option Holder shall not be permitted to:

(i)	make a further payment to enable the Option to be exercised over a greater number of Shares than is possible using the amount of the repayment due under the Savings Contract; and

(ii)	receive a cash payment of any surplus savings repayment.

Exercise of Option

8.3	An Option may be exercised in whole or in part by the Option Holder (or as the case may be his personal representatives) giving notice in writing or in electronic format in the form prescribed by the Grantor to the Company. The notice of exercise of the Option shall state the number of Shares in respect of which the Option is being exercised and shall be accompanied by:

(a)	the relevant Option Certificate unless the Option Certificate is in electronic format or the Board otherwise permits; and

(b)	a remittance for the total Option Price payable (if any) or the irrevocable instructions of the Option Holder to withdraw monies from his Savings Contract and remit them to the Company in satisfaction of the Option Price and shall be effective on the date of receipt by the Company of the notice, the Option Certificate and the appropriate remittance or instructions.

8.4	Subject to Rules 7.6 and 7.7 (Exercise within 20 days following or prior to Change of Control), no Option may be exercised at any time when the Shares no longer meet the requirements of Part 4 of Schedule 3 of ITEPA.

Issue of Shares

8.5	Subject to compliance with all legal and regulatory requirements, following receipt of a notice of exercise, the appropriate remittance (if any) required pursuant to Rule 8.3 (Exercise of Option) and the Option Certificate, the Grantor shall issue (or procure the transfer to the Option Holder of) the number of Shares in respect of which the Option has been validly exercised within 30 days of the exercise of the Option. If the issue or transfer of such shares is prohibited by, or would be in breach of, the Market Abuse Regulation (including if the Company is in a Closed Period), any law, regulation with the force of law, the Listing Rules, or any non-statutory set of guidelines or code that applies to the Company or with which it wishes to comply including but not limited to the Company’s own internal share dealing code (if any) from time to time , such issue or transfer shall be effected as soon as reasonably practicable after the issue or transfer ceases to be so prohibited, or the end of the Closed Period. The Company shall have the right to nominate a corporate nominee to hold the Shares on behalf of the Option Holder where there is no charge to the Option Holder. For the avoidance of doubt, where Shares are allotted or transferred to a nominee, the beneficial interest in them must vest in the person who exercised the Option.

8.6	Save for any rights determined by reference to a date on or before the date of issue, all Shares issued on exercise of Options shall rank equally in all respects with the Company’s existing Shares of the same class.

8.7	In respect of any Shares issued under this Plan at a time when the Shares are admitted to or Listed on a Recognised Exchange, the Company shall apply to the Recognised Exchange for such Shares to be admitted to listing as soon as practicable after the Shares are issued.

9	RELATIONSHIP WITH EMPLOYMENT

9.1	The Plan is discretionary in nature and participation does not create any contractual or other right to future participation in the Plan, even if participation has been offered repeatedly.

9.2	The Option Holder’s participation in the Plan shall not create a right to further employment with any Constituent Company or Associated Company and shall not interfere with the ability of his employer to terminate his employment relationship at any time.

9.3	By accepting the grant of an Option pursuant to the Plan, the Option Holder shall waive any and all rights to compensation or damages in consequence of any loss or diminution in value of the Option or Shares acquired pursuant to the Plan, including without limitation as a result of:

(a)	the termination of his office or employment for any reason whatsoever (including unfair or wrongful dismissal); and

(b)	the way in which the Board or Grantor exercises (or does not exercise) any discretion under the Plan, even if the exercise (or non-exercise) of discretion is or appears to be irrational or perverse or breaches any implied term of any contract between the Option Holder and his employer.

9.4	Neither Options granted nor Shares acquired pursuant to the Plan are part of the Option Holder’s contract of employment or normal or expected remuneration and they shall not be taken into account for the purposes of calculating earnings, compensation or benefits for any reason, including but not limited to any pension or retirement benefit rights, termination payments, redundancy payments, bonuses or any similar payments.

9.5	No Constituent Company or Associated Company makes any representation or warranty that any benefit will accrue to any individual who is granted an Option or as to any expected tax treatment. The future value of Shares is unknown and any Shares acquired pursuant to the Plan may increase or decrease in value, even below the Option Price.

9.6	By accepting the grant of an Option, the Option Holder shall agree and consent to:

(a)	the collection, use and processing by the Grantor, any Constituent Company, any Associated Company, any administrator of the Plan and the Company’s advisers, brokers or registrars (“Data Users”) of Personal Data relating to the Option Holder or any other person as a holder of Shares acquired pursuant to the exercise of an Option;

(b)	the Data Users transferring Personal Data to or between any such person for all purposes reasonably connected with the administration of the Plan;

(c)	the use of such Personal Data by any such person for such purpose; and

(d)	the transfer to and retention of such Personal Data by any third party for such purposes wherever located and where necessary transmitted outside of the United Kingdom or the European Economic Area.

9.7	The Company and/or any Associated Company may provide to HMRC (or any other applicable tax or fiscal authority) any information it requires and by participating in the Plan an Option Holder agrees to promptly provide to the Company and/or Associated Company such information as it may reasonably request to engage it to provide to HMRC (or any other applicable tax or fiscal authority) any information it requires and consents to the Company or any Associated Company providing such information for the purposes of complying with such requirement.

10	ADMINISTRATION

10.1	The Plan shall terminate upon the tenth anniversary of its approval by the Board or at any earlier time by the passing of a resolution by the Board or an ordinary resolution of the Company in general meeting. Termination of the Plan shall be without prejudice to the subsisting rights of Option Holders.

10.2	The Plan shall in all respects be administered by the Board who may from time to time make and vary such rules, regulations and procedures (not inconsistent with these Rules) for the administration and implementation of the Plan and Rules as it thinks fit. The Board may also adopt sub-plans to this Plan that are on substantially the same terms as this Plan but comply with or take account of any applicable legislation or statutory regulation (including in relation to taxation, exchange and securities law issues) in any jurisdiction outside the United Kingdom. For the avoidance of doubt, neither the sub-plan nor the options granted under it shall form part of the Plan.

10.3	In the event of any dispute or disagreement as to the interpretation of the Rules, or of any rule, regulation or procedure, or as to any question or right arising from or related to the Plan, the decision of the Board shall be final and binding upon all persons.

10.4	The Board may by resolution at any time make any alteration to the Rules or the terms of any Options which it thinks fit provided that:

(a)	where the Grantor is not the Company, no such alteration shall take effect so as to materially affect the liabilities of the Grantor without the prior written consent of the Grantor;

(b)	no such alteration shall take effect which would materially affect the liability of any Option Holder or which would materially affect the value of his Options without:

(i)	the consent in writing of such number of Option Holders as hold Options to acquire 75 per cent of the Shares which would be issued or transferred if all Options granted and subsisting under the Plan were exercised; or

(ii)	a resolution at a meeting of Option Holders passed by not less than 75 per cent of the Option Holders who attend and vote either in person or by proxy and for the purpose of this Rule 10.4(b) the Option Holders shall be treated as the holders of a separate class of share capital and the provisions of the Articles of Association of the Company relating to class meetings shall apply mutatis mutandis; and

(c)	if any amendment or addition is made to a “key feature” (as defined in paragraph 40B(8) of Schedule 3 to ITEPA) of the Plan the annual return filed in accordance with paragraph 40B of Schedule 3 to ITEPA for that tax year must contain a declaration that the alteration has not caused the requirements of Parts 2 to 7 of Schedule 3 to ITEPA not to be met in relation to the Plan.

As soon as reasonably practicable after making any alterations under this Rule 10.4 the Board shall give notice in writing thereof to each Option Holder and the Grantor (if not the Company).

10.5	The costs of introducing and administering the Plan shall be borne by the Company or any Group Company and shall be allocated at the discretion of the Board.

10.6	Subject to Rule 10.7, the existence of any Option shall not affect in any way the right or power of the Company or its shareholders to make or authorise any or all adjustments, capitalisation, reorganisation, reductions of capital, purchase or redemption of its own shares pursuant to the Companies Act 2006 or any other changes in the Company’s capital structure or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceedings, whether of a similar character or otherwise.

10.7	The Board shall at all times ensure that it has sufficient authority to issue Shares or shall procure that there are available sufficient Shares to satisfy the exercise of all Options granted under the Plan. For this purpose the Board may enter into an agreement with any individual, company or the trustees of any trust for the provision by such persons of Shares to satisfy Options.

10.8	Any Constituent Company and Associated Company may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes to the extent permitted by section 678 of the Companies Act 2006.

10.9	Any notice or other communication under or in connection with the Rules may be given by personal delivery or by sending the same by post or email, in the case of a company to its registered office or address shown on the company website and in the case of an individual to his last known address or address at which he performs the duties of his office or employment with the Constituent Company or Associated Company, including his email address. Where a notice or other communication is given by first-class post, it shall be deemed to have been received 48 hours after it was put into the post properly addressed and stamped. Where a notice or other communication is given by email, it shall be deemed to have been received when opened. Share certificates and other communications sent by post shall be sent at the risk of the individual concerned and neither the Grantor, Constituent Company or Associated Company shall have any liability to any such individual in respect of any notification, document, share certificate or other communication that is given, sent or made.

10.10	Except as otherwise expressly stated to the contrary, and in respect of Constituent Companies or Associated Companies, neither this Plan nor the making of any Option shall have the effect of giving any third party any rights under this Plan pursuant to the Contracts (Rights of Third Parties) Act 1999 and that Act shall not apply to this Plan or the terms of any Option under it.

10.11	The Rules and the Plan shall in all respects be governed by and construed in accordance with the laws of England and be subject to the exclusive jurisdiction of the English Courts.

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